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                                                                   EXHIBIT 10.96



             THIRD AMENDED AND RESTATED NAME AND LIKENESS AGREEMENT


        This THIRD AMENDED AND RESTATED NAME AND LIKENESS AGREEMENT (this "Agreement") is made and entered as of May 1, 2001 (the "Effective Date") by and between C. Everett Koop, M.D. ("Koop") and drkoop.com, Inc., a Delaware corporation ("DKC" or the "Company").

                                    RECITALS:

        A. On January 5, 1999, Koop and DKC entered into a predecessor to this Agreement for the purpose of conveying to DKC certain rights to use the name, likeness and other attributes of Koop (the "January Agreement").

        B. On August 30, 1999, Koop and DKC entered into an amendment and restatement of the January Agreement that superceded such agreement in all respects (the "August Agreement").

        C. On June 22, 2000, Koop and DKC entered into an amendment and restatement of the August Agreement that superceded such agreement in all respects (the "June 2000 Agreement").

        D. The parties, by entering into this Agreement, intend to supersede the June 2000 Agreement in all respects and, from and after the date hereof, to have this Agreement replace such June 2000 Agreement.

                                   AGREEMENT:

        NOW THEREFORE for and in consideration of the premises, and the mutual covenants and promises herein set forth, the parties hereto hereby agree as follows:

        1. Term and Termination: The term of this Agreement (the "Term") will begin on the Effective Date hereof and will extend for an initial term of seven years. Unless otherwise terminated as provided for below, the Agreement will automatically renew thereafter for consecutive five-year terms (each a "Renewal Term"). The Agreement may be terminated by either party upon written notice given not more than 270 and not less than 180 days before the expiration of any Renewal Term; provided that Koop shall not have the right to terminate this Agreement pursuant to this sentence unless Koop also has the right to terminate this Agreement under Section 6 at the time of any notice not to renew provided by Koop pursuant to this sentence. This Agreement may also be terminated by either party in the event of a material breach or default by the other party as specified in Section 6. Provided termination is not the result of (i) a material breach or default by DKC that is not cured after written notice as provided in the immediately preceding sentence, or (ii) a termination of this Agreement by operation of Section 16, DKC shall have the right for five (5) years following termination to use the Koop Name (the "Rebranding Period"). During the Rebranding Period, the Company's right to use the Koop Name shall be non-exclusive except that (i) such usage shall be exclusive with respect to any products or services involving or related to medical and health information, or medical,



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healthcare and/or wellness related services, products and/or commerce and (ii)
the Koop Name may not be licensed and no rights in the Koop Name may be otherwise granted, transferred or conveyed to any Direct Competitor of DKC as identified on Attachment B. In the event that termination occurs as a result of a material breach or default by DKC that is not cured after written notice as provided herein, all rights to use the Koop Name (as defined below) shall cease on the ninetieth (90th) day after such termination and if this Agreement is terminated pursuant to Section 16 no Rebranding Period shall exist.

        2. Right To Use Services: During the Term and subject to all other provisions of this Agreement, Koop agrees that DKC shall have the right to use Koop's name, image or likeness (hereinafter the "Koop Name"), to file applications for registration and obtain registrations involving the Koop Name and to sublicense the Koop Name, in each case in connection with the Company's medical and health information network and medical, healthcare and/or wellness related services, products and/or commerce (collectively, the "Products") in accordance with Section 5 below. In addition, in consideration of the fees contemplated by clauses (Y) and (Z) of Section 3, Koop agrees to use his best efforts to work with DKC in promoting the Products in a variety of media, including but not limited to personal appearances on selected national and/or local network television and/or radio shows, contributions to written publications, etc. (e.g., Oprah Winfrey Show, Dateline, Larry King Live, Time, Newsweek, etc.).

        3. Fees and Payment: For all rights and privileges and services rendered or provided for hereunder by Koop, DKC has granted to Koop, pursuant to the general terms of the applicable stock option plan, options to purchase 214,400 shares of the common stock of DKC for an exercise price of $17.88 per share (the "August Options") and has made an additional one-time grant of options to purchase 1,000 shares of the common stock of DKC for an exercise price of $1.50 per share (the "2000 Options"). The (a) August options will continue to vest on the existing vesting schedule which commenced in August 1999 (i.e., become exercisable) at a rate of 8,933.33 options per month (subject to adjust for stock splits and similar matters) provided that at the end of each such month this Agreement shall remain in full force and effect; provided, however, that all such options shall vest and become exercisable at such time as this Agreement shall be terminated due to the material breach of this Agreement by DKC in accordance with the default provisions contained in Sections 1 and 6 and
(b) the 2000 Options shall be vested immediately upon execution hereof. The foregoing options have been approved by a compensation committee consisting solely of non-employee directors, or by the full board of directors of DKC (with Koop abstaining), for purposes of Rule 16b-3 under the Securities Exchange Act. The parties acknowledge that the January Agreement provided for a continuing royalty on DKC revenue and expressly acknowledge that the obligation of DKC to pay, and the right of Koop to receive, any such royalty was terminated effective July 1, 1999. Notwithstanding the foregoing, and in consideration of the aforementioned services to be rendered by Koop, DKC shall pay Koop the following:

               Y) the lesser of (i) 5% of net cash revenues derived by DKC or
(ii) $0.20 per product sold by DKC which bears the Koop Name (or by a third party from which DKC derives revenues which respect to such sale), in each case from sales of only those Products identified in Attachment C, payable quarterly no later than 45 days following the end of each fiscal quarter with respect to cash received by DKC in the preceding fiscal quarter; and



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               Z) a $20,000 monthly consulting fee, payable on the fifteenth
(15th) day of each month, beginning on or about the fifteenth (15th) day after the Effective Date. Said consulting fee shall terminate upon the death or incapacity of Koop.

        4. Competitive Protection: Effective as of the date of this Agreement and continuing throughout the Term, Koop agrees that Koop will not render services in the form of advertising and/or publicizing of any items, products or services of any Direct Competitor, including but not limited to those entities identified on Attachment B, which DKC may amend from time to time, nor will Koop permit or authorize the use of the Koop name and/or likeness (photograph and/or drawing), voice, signature and/or endorsement, by any Direct Competitor, except as may be used for the non-profit, non-commercial activities of the Koop Institute; provided such activities are not related in any way to the promotion of items, products or services of any Director Competitor. For purposes of this Agreement, "Direct Competitor" shall refer to any business entity that develops items, products or provides services relating to: (i) online health and wellness information; (ii) corporate wellness and fitness programs; or (iii) home health care services.

        Without limiting the generality of the foregoing, Dr. Koop shall not directly or indirectly participate in the development, production or promotion of any competitive Products or the products or services of any Direct Competitor during the Term of this Agreement or any renewal term or during the Rebranding Period, if any.

        5. Right of Review: The following elements of each Product shall be subject to Koop's prior review and written approval, which approval shall not be unreasonably withheld and shall be rendered within ten (10) working days of receipt of the element of the Product. Koop shall have the right to delegate his approval rights hereunder to a Representative (as defined in Section 10 below) with the approval of DKC, such approval not to be unreasonably withheld. In the event DKC does not receive notice of Koop's disapproval within ten (10) working days of Koop's receipt of DKC's request for approval of an element of a Product, said element shall be deemed approved.

               (i) Content and format, including manuscripts and other written materials included with the Products, including drafts, and the final version.

               (ii) Extent and content of all medical and technical information.

               (iii) Professional medical consultants and advisors.

               (iv) Title.

               (v) Credit.

               (vi) Means of advertising, promoting and selling the product, including the Koop Name.

               (vii) All advertising and promotional materials created, developed or used in connection with the Products.



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               (viii) Any use not expressly contemplated by this Agreement.

               DKC and Koop shall work together to establish systems and procedures for updating the Products based on advances in the field of medicine.

        6.     Default Provisions:

               (a)    In the event that either party ("Defaulting Party")

                      (i) Materially defaults in the performance of any of its duties or obligations set forth in this Agreement and such default is not substantially cured within thirty (30) days after written notice is received by the other party specifying the default; or

                      (ii) Defaults in the payment of any amount due to the other party under this Agreement (if any) or in the case of DKC the performance of its obligations under any stock option which default is not cured within thirty (30) days after written notice is received by the other party specifying the default ; and

                      (iii) Provided, that upon a default under Section 6(i) and/or (ii) by one party under this Agreement, the cure period for the next default by such party shall be reduced (but not below ten days) by ten (10) days.

        Then the other party may, by giving written notice to such effect to the Defaulting Party, terminate this Agreement as of the date specified in such notice of termination.

               (b) Notwithstanding anything to the contrary herein contained, the termination of the Agreement shall not relieve the parties of their obligations existing at or prior to termination.

        7. Obligations Limited to Payments: The obligations of DKC to Koop hereunder shall be fully performed and discharged as stipulated in Section 3, except for those obligations that arise pursuant to the provisions for indemnifications contained in Section 9. It is understood that Koop is not an employee of DKC and shall not be entitled to any rights or benefits granted to employees of DKC by reason of the rendering hereunder of services by Koop.

        8. Covenants Regarding Public Image: DKC and Koop each covenants and agrees that it will not knowingly permit, do or commit any act or thing that would degrade, tarnish or deprecate or disparage the other party or the public image of the other party in society or standing in the community, or prejudice the other party, and that it will terminate such activities promptly upon notice, it being understood that this Section 8 shall not apply to any dispute involving this Agreement between Koop and DKC.

        9. Indemnity: DKC agrees to indemnify and hold harmless Koop, his employees, assignees, and heirs against any and all claims, damages, liabilities (including, but not limited to, liability for personal injury and liability for breach of confidentiality), costs and expenses, including without limitation, reasonable legal fees and costs arising out of the use of any material furnished by DKC in connection with the services performed, or resulting from any patient or



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third party action arising from the activities of DKC or resulting in any way from the sale of Products pursuant to this Agreement, or incurred for or by reason of the breach by DKC of any of its obligations, warranties, agreements, covenants or representations herein contained. Koop shall provide prompt written notice of any claim hereunder and DKC shall have the right to defend same.

        10. Incapacity or Death of Koop. Except as otherwise provided herein, the rights granted to DKC herein are intended to survive the incapacity or death of Koop. Upon the occurrence of any such event, all actions with respect to Koop hereunder, including without limitation the approval rights provided in Section 5, shall be exercisable on behalf of Koop by another person (the "Representative"), who, at the execution date of this agreement, is hereby designated by Koop to be his son: Alan Koop, and, in the event of Alan Koop's death, to be Koop's granddaughter: Dr. Jennifer Koop.

        If prior to the death of Koop, he is pronounced to be incapacitated (i.e., as being incapable of managing or conducting his own business affairs due to physical or mental infirmity) by his Representative and Koop's son-in-law:
Gordon Thompson (such determination to be made only in association with a physician chosen by and mutually acceptable to DKC and the Representative), then said Representative shall thereafter and for so long as Koop is incapacitated have full right to take any and all acts on behalf of Koop hereunder.

        Any Representative appointed in accordance with this Section 10 shall have full right to take any and all acts on behalf of Koop hereunder and DKC may rely on such acts as the lawful and duly authorized acts of Koop.

        11. Notices: Any notice or other communication (including payment hereunder) required or permitted to be given hereunder shall be in writing and shall be hand delivered or sent next-day delivery by a company where a receipt is given to the address as follows:

               To DKC:                 drkoop.com, Inc.
                                       Attention: Legal Department
                                       225 Arizona Avenue
                                       Suite 250
                                       Santa Monica, CA 90401

               To Koop:                C. Everett Koop, M.D.
                                       Koop Institute at Dartmouth
                                       College Street
                                       Hanover, NH 03755

                                               and

                                       C. Everett Koop, M.D.
                                       3 Ivy Pointe Way
                                       Hanover, NH 03755



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        Any such notice, direction or other instrument aforesaid, if delivered, shall be deemed to have been given or made on the date on which it was delivered or if sent next-day delivery shall be deemed to have been given or made on the day following the day on which it was sent provided that any one of the parties hereto may change its address by written notice to the other according to the terms hereof and in such event this paragraph shall be deemed to be amended accordingly.

        12. Informed Consent, Confidentiality and Security: DKC represents and warrants that when and if it introduces a program identified here as "Personal Medical Records" that it will obtain appropriate and fully informed patient consent to the receipt, retention, use and transfer of that patient's personal or medical data and that such informed consent complies with all applicable federal, state and local laws and regulations. DKC further represents and warrants that it shall take reasonable precautions to assure accuracy of and to protect against negligent disclosure of and unauthorized access to all patients' personal and medical data.

        13. Other Representations and Warranties:

        By DKC:  DKC represents and warrants that:

               1. It has the right to enter into this Agreement and that it is free to grant the rights granted herein.

               2. The Products (excluding the Koop Name) will not infringe the patent, copyright, trade secret, or property rights of any third party.

               3. All aspects of the product, distribution and promotion of the Products (excluding the Koop Name) shall comply in all material respects with all applicable laws and regulations.

               4. It is not a party to any agreement that will be breached by or that prohibits it entering into or performing this Agreement.

        By Koop:  Koop represents and warrants that:

               1. He has the right to enter into this Agreement and that it is free to grant the rights granted herein.

               2. He is not a party to any agreement that will be breached by or that prohibits it entering into or performing this Agreement.

               3. DKC may apply for trademarks that incorporate the Dr. Koop name.

               4. He has not granted the rights granted herein to any other party.



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        14. Trademark Assignment and License: Upon termination of this Agreement and expiration of the Rebranding Period (if any), DKC shall assign its right, title and interest in and to the Koop Name including the goodwill contained therein to Koop. Except as set forth herein, DKC acknowledges that it has no rights in the Koop Name and that nothing contained in this Agreement or in any other document shall vest any ownership rights in the Koop Name.

        15.    Miscellaneous:

               (a) Ownership and Publicity: Except as granted herein, DKC does not and may not claim any right, title or interest in or to Koop's name or likeness, and acknowledges that all rights therein are and remain the property of Koop.

               (b) Insurance: Prior to sale, promotion or distribution of any Product other than reasonable, limited test marketing, DKC shall secure all necessary and customary insurance, including a standard comprehensive general liability insurance policy providing standard product liability protection, directors and officers insurance and errors and omissions insurance listing Koop as a named insured. Such insurance shall be in a form reasonably acceptable to counsel for Koop and shall require the insurer to give Koop at least thirty (30) days' prior written notice of any material modifications or cancellations.

               (c) Entire Agreement: This Agreement constitutes the complete and exclusive statement of the agreement between Koop and DKC with respect to the subject matter herein set forth and supersedes all prior agreements by and between the parties including, specifically, the January Agreement.

               (d) Amendments: This Agreement may not be amended, altered or terminated except in writing executed by or on behalf of each party.

               (e) Inurement: This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

               (f) Language: The language used in this agreement shall be deemed to be language chosen by the parties thereto to express their mutual intent and no rule of strict construction against any party shall apply to any term or condition thereof

               (g) Governing Law: THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

               (h) Termination: Upon any termination and except as provided for herein, all rights to use Dr. Koop's name and likeness shall terminate.



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               (i) Arbitration: Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association by a single arbitrator in a location to be agreed to by the parties, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof and shall not be appealable.

               (j) Gender: Wherever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa, as the context may require.

               (k) Specific Performance. The rights and obligations granted herein, including without limitation the use of the name, likeness, personality, other public attributes and services of Dr. C. Everett Koop, are extremely unique and therefore the parties acknowledge that money damages will generally not be a suitable remedy and therefore each agree that the rights and obligations granted herein may be specifically enforced.

               (l) Counterparts: This Agreement may be executed in counterparts, each of which shall constitute an original but all of which taken together shall constitute but one agreement.

               (m) Prior Version Superceded. The prior version of the Second Amended and Restated Name and Likeness Agreement, dated June 22, 2000, is expressly superceded by this Agreement.

        16. Assignment and Change of Control: Neither party may assign its rights and obligations under this Agreement without the prior written consent of the other. Except as set forth in the following sentence, a Change of Control shall not be deemed an assignment hereunder. In the event of a Specified Change of Control of DKC as hereinafter defined, this Agreement shall terminate and all rights in the Koop Name granted hereunder immediately revert to Koop and no Rebranding period shall exist. A Specified Change of Control shall be defined as set forth in Attachment A.

        IN WITNESS WHEREOF THIS AGREEMENT IS EXECUTED AS OF THE DATE FIRST WRITTEN ABOVE.

                                             drkoop.com, Inc.

/s/ C. EVERETT KOOP, M.D.                    /s/ RICHARD ROSENBLATT
-----------------------------------          -----------------------------------
C. Everett Koop, M.D.                        Richard Rosenblatt, CEO



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                                  ATTACHMENT A

        For purposes of this Agreement "Change in Control" shall mean:

        (1) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of rule 13d-3 promulgated under the Exchange Act, of more than 50% of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect to outstanding convertible or exchangeable securities), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of section (3) of this definition shall be satisfied;

        (2) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board;

        (3) approval by the stockholders of the Company of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, more than 50% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and more than 50% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation an in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be; or

        (4) approval by the stockholders of the Company of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or the disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, more than 50% of the then outstanding shares of common stock thereof



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and more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be.

        Notwithstanding anything to the contrary contained herein, a Specified Change of Control shall only be deemed to have occurred if one of the transactions in paragraphs (1) through (4) have occurred and:

               (a) the acquiring party, directly or indirectly, is related to, controlled by, a party with substantial interests in the alcohol, tobacco or firearms industry;

               (b) the acquiring party, directly or indirectly, is related to, controlled by, or has a substantial interest in branches of the healing arts, in the broadest sense, that would be deemed by organized, mainstream, orthodox medicine as being unsafe, unethical or inappropriate;

               (c) the acquiring party, directly or indirectly, is related to, or controlled by, or has a substantial interest in businesses that are antagonistic to, or competitive with, organized, mainstream, orthodox medicine; or

               (d) an arrangement of the sort described in (a) or (b) or (c) occurs subsequent to such a Change in Control.



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                                  ATTACHMENT B



        Direct Competitors shall include the following, which list shall be updated from time to time upon delivery by DKC to Koop of parties that should be added because they have become material competitors in the marketplace or deleted. Any disagreement to such an update shall be resolved by arbitration in accordance with Section 14(i).

1.      Accesshealth.com

2.      Ahn.com

3.      Betterhealth.com

4.      Healthcentral.com

5.      Healtheon/WebMD

6.      Healthgate.com

7.      Intelihealth.com

8.      Mayohealth.org

9.      Mediconsult.com

10.     Onhealth.com

11.     Thriveonline.com

12.     American Online

13.     Microsoft

14.     Yahoo!

15.     Excite@home

16.     Lycos Corporation

17.     Infoseek/The Walt Disney Company

18.     PlantRx

19.     Drugstore.com

20.     IMS Health, Inc.



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21.     McKesson/HBOC

22.     Synoptics



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                                  ATTACHMENT C



        The following list shall be updated from time to time to list additional tangible Products to be sold to consumers from which DKC will derive revenues and that are branded with the Koop Name in accordance with this Agreement:

    1.  Vitamins

    2.  Nutritional Supplements

    3.  Nutraceuticals

    4.  Over-the-Counter (OTC) products

    5.  Health and Beauty Aid (HBA) products (e.g., first-aid, bandages, etc.)



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